UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. ___ )
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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☑	Soliciting material Pursuant to §240.14a-12
Eddie Bauer Holdings, Inc.
(Name of Registrant as Specified In Its Charter)
not applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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KEY MESSAGES / TALKING POINTS
Key Message #1
Eddie Bauer Holdings Inc. and Eddie B Holding Corp., a company owned by affiliates of Sun Capital Partners and Golden Gate Capital announced that they have entered into a definitive agreement under which Eddie B Holding Corp has agreed to acquire Eddie Bauer for $9.25 a share in cash.
Supporting Points:
•	The per share consideration represents an approximate 12% premium to the prior four weeks’ average closing price of Eddie Bauer’s common stock.
•	The total transaction value is approximately $ 614 million, including the assumption of approximately $328 million in debt as of September 30, 2006.
•	Affiliates of Sun Capital Partners, Inc and Golden Gate Capital are active investors in the apparel, retail and consumer products industries.
•	The sale is the culmination of an exploration of strategic alternatives initiated by Eddie Bauer in May 2006.
•	Eddie B. Holding Corp. is a new company created by affiliates of Sun Capital Partners, Inc. and Golden Gate Capital. Upon the close of the transaction, Eddie B. Holding Corp. will be the new owner of Eddie Bauer.
Key Message #2
The Board of Directors has unanimously determined that the transaction announced today is in the best interests of our Company and its stockholders.
Supporting points:
•	We believe that the transaction will provide Eddie Bauer with new resources and the time necessary to execute our turnaround strategy.
•	The Board of Directors at Eddie Bauer has unanimously approved the merger agreement and recommends that Eddie Bauer’s stockholders adopt the agreement.
•	Sun Capital and Golden Gate bring extensive experience in the apparel, retail and catalog sectors, to take the Company to the next level and to capitalize on the potential of the Eddie Bauer brand.

Key Message #3
The Company expects to file its preliminary proxy statement with respect to the transaction within ten days. The Company is limited by the agreement on what information can be provided in advance of filing of the preliminary proxy statement.
Supporting points:
•	The preliminary proxy statement will include detailed information on the process the board engaged in when evaluating this transaction and will include information on the fairness opinions provided to the Company.
•	The transaction will require Eddie Bauer stockholder approval by those holders as of the record date.
•	The deal is subject to the 30-day preliminary review under the Hart-Scott-Radino Antitrust Improvements Act, as well as other closing conditions set forth in the Merger Agreement filed as an exhibit to the Company’s Form 8-K on November 13, 2006.
•	The Company will hold its third quarter earnings conference call at 1:30PT on Tuesday, November 14.
Cautionary Statement Regarding Forward-Looking Statements
     This document includes statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements regarding benefits of the proposed transaction, expected synergies and anticipated future financial operating performance and results, including estimates of growth. These statements are based on the current expectations of Eddie Bauer’s management. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this document. These include, for example: Eddie Bauer may be unable to obtain shareholder approval required for the merger, the timing of, and regulatory and other conditions associated with, the completion of the merger; volatility in the stock markets; proposed store openings and closings; proposed capital expenditures; projected financing requirements; proposed developmental projects; projected sales and earnings, and Eddie Bauer’s ability to maintain selling margins; general economic conditions; consumer demand; consumer preferences; weather patterns; competitive factors, including pricing and promotional activities of major competitors; the availability of desirable store locations on suitable terms; the availability, selection and purchasing of attractive merchandise on favorable terms; import risks; Eddie Bauer’s ability to control costs and expenses; unforeseen computer related problems; any unforeseen material loss or casualty; and the effect of inflation. Additional factors that may affect the future results of Eddie Bauer are set forth in its filings with the Securities and Exchange Commission, which are available free of charge on the SEC’s web site at http://www.sec.gov.
Important Information for Investors and Stockholders
     In connection with the merger and related transactions, Eddie Bauer will file a proxy statement with the SEC. Investors and security holders are urged to carefully read the important information contained in the materials regarding the proposed transaction when it becomes available. Investors and security holders will be able to obtain a copy of the proxy statement and other documents containing information about Eddie Bauer, free of charge, at the SEC’s web site as www.sec.gov. In addition, copies of the proxy statement will be available free of charge on the investor relations portion of the Eddie Bauer website at www.eddiebauer.com, and may also be obtained by writing Eddie Bauer Holdings, Inc.’s investor relations department, at 15010 NE 36th Street, Redmond, WA 98052, or by calling 425-755-6209.
     Eddie Bauer and its respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from Eddie Bauer’s shareholders in respect of the proposed transaction. Information regarding Eddie Bauer’s directors and executive officers is available in the company’s Form 10, filed with the SEC on May 1, 2006 and amended on June 27, 2006. Additional information regarding the interests of such potential participants will be included in the forthcoming proxy statement and other relevant documents filed with the SEC when they become available.